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                                                                      EXHIBIT 11
                 SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                          FOR THE PERIODS AS INDICATED
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
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                                                                      FOR THE THREE MONTHS           FOR THE SIX MONTHS
                                                                         ENDED JUNE 30,                ENDED JUNE 30,
                                                                      1994           1993           1994           1993
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PRIMARY EARNINGS PER SHARE:
  Weighted average number of common shares outstanding during
     the period.................................................    43,275,299     41,209,410     43,220,235     41,047,713
  Add-
     Dilutive effect of outstanding options (as determined by
       application of treasury stock method)....................       397,595        753,160        415,346        851,735
     Weighted average number of common shares, as adjusted......    43,672,894     41,962,570     43,635,581     41,899,448
  Net income....................................................   $    26,884    $    22,628    $    52,931    $    20,651
  Less-
     Preferred dividend requirements............................         1,299          1,299          2,598          2,598
  Net income available for common shares........................   $    25,585    $    21,329    $    50,333    $    18,053
  Primary earnings per share....................................   $      0.59    $      0.51    $      1.15    $      0.43
FULLY DILUTED EARNINGS PER SHARE:
  Weighted average number of common shares outstanding during
     the period.................................................    43,275,299     41,209,410     43,220,235     41,047,713
  Add-
     Shares issuable assuming conversion of convertible
       preferred stock..........................................     4,548,236      4,548,236      4,548,236      4,548,236
     Dilutive effect of outstanding options (as determined by
       application of treasury stock method)....................       397,595        766,072        420,085        871,710
  Weighted average number of common shares, as
     adjusted...................................................    48,221,130     46,523,718     48,188,556     46,467,659
  Net income....................................................   $    26,884    $    22,628    $    52,931    $    20,651
  Fully diluted earnings per share..............................   $      0.56    $      0.49    $      1.10    $      0.43
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